Execution Version [A2]

           CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP TRANSACTION
                           UNDER 1992 MASTER AGREEMENT

TO:               CNH Equipment Trust 2001-A ("Party B")
                  c/o The Bank of New York, as Trustee
                  101 Barclay Street, Floor 12E
                  New York, New York 10286
                  Attn:    Keith Richardson
                           tel.: 312-336-9730

FROM:             Bank of America, N.A. ("Party A")
                  100 N. Tryon Street, NC 1-007-13-01
                  Charlotte, North Carolina 28255
                  Attn: Capital Markets Documentation

DATE:             May 22, 2001

Our Reference Nos: 3296135/3296678

The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the "Swap Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the Master Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Each party represents and warrants to the other that (a) it is duly authorized to enter into this Swap Transaction and to perform its obligations hereunder, (b) the Swap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement between us dated May 22, 2001 (the "Agreement"). This Confirmation shall supplement, form part of, and be subject to that Agreement, and all provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below.

     2. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Trade Date:                       May 9, 2001

Effective Date:                   May 22, 2001 Termination
Date:                             The earliest of (i) September 15, 2004 or
                                  (ii) when the Notional Amount hereunder has been reduced to zero, subject to early termination in accordance with the terms of the Agreement.

Calculation Periods:              For each Payment Date, the period from and
                                  including the immediately preceding
                                  Payment Date to, but excluding, such
                                  Payment Date (without regard to any
                                  Business Day adjustment in respect of
                                  Payment Dates, in the case of Fixed Rate
                                  Calculation Periods), during the Term of this Swap Transaction, except that (a) the initial
                                  Calculation Period will commence on, and include, the Effective Date, and (b) the final
                                  Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate Calculation Period).

                                  Floating Rate Calculation Periods correspond to "Interest Periods" under the Indenture dated as of May 1, 2001, between Party B, as issuer and BankOne, National Association, as indenture trustee (the "Indenture").

Notional Amounts:                 For each Calculation Period, the Outstanding
                                  Amount of the Class A2 Notes as of the close of business on the first day of each Floating
                                  Rate Calculation Period.  "Outstanding
                                  Amount" and "Class A2 Notes" each has the meaning specified in Annex A to the Indenture.

Payment Dates:                    The 15th day of each month, subject to the
                                  Following Business Day Convention,
                                  corresponding to "Payment Dates" under the Indenture.
Fixed Amounts:

     Fixed Rate Payer:            Party B

     Fixed Rate Payer
     Payment Dates:               The 15th day of each month, commencing
                                  June 15, 2001, subject to the Following
                                  Business Day Convention.

     Fixed Rate:                  4.162%

     Fixed Rate Day Count
     Fraction:                    30/360

     Fixed Rate Payer Payment
     Amounts: For each Payment Date, in respect of a Calculation Period, the product of (a) the Fixed Rate, (b) the Fixed Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period.
Floating Amounts:

     Floating Rate Payer:         Party A

     Floating Rate Payer Payment  The 15th day of each month, commencing
     Dates:                       June 15, 2001, subject to the Following
                                  Business Day Convention.

     Floating Rate:               USD-LIBOR-BBA (set two London Banking
                                  Days prior to the first day of each
                                  Calculation Period).

     Designated Maturity:         One month.

     Initial Floating Rate:       4.09%

     Spread:                      None

     Floating Rate Day Count
     Fraction:                    Actual/360

     Floating Rate Payer
     Payment Amounts:             For each Payment Date in  respect of a
                                  Calculation Period, the product of (a)
                                  the Floating Rate, (b) the Floating Rate
                                  Day Count Fraction,  and (c) the Notional
                                  Amount.

     Reset Dates:                 On each Payment Date beginning with the
                                  June Payment Date, the Floating Rate (as determined two London Banking Days prior to each such Payment Date) will reset for the Floating Rate Calculation Period commencing on each such Payment Date.

Compounding:                      Inapplicable

Business Days:                     New York

Business Day Convention:           Following (in respect of Payment Dates and
                                   Floating Rate Calculation Period End Dates
                                   only).

Calculation Agent:                 Party A


3.       Market Quotation.

         Notwithstanding the definition of "Market Quotation" in the Agreement, for purposes of determining Market Quotations in respect of this Transaction, Market Quotation shall mean a quotation from a Dealer (as defined herein), acceptable to both parties, of the amount, if any, that such Dealer would demand to receive or would offer to pay in consideration of such Dealer entering into an agreement with the Requesting Party (as defined herein), with such documentation as the Dealer and the Requesting Party may in good faith agree, which would have the effect of preserving for the Requesting Party the economic equivalent of the parties' rights and obligations under the Agreement; provided that, any such quotation shall not constitute a Market Quotation hereunder unless the Dealer shall have submitted, in connection with such quotation, a Dealer Certification (as defined herein).

         If at least one Market Quotation from a Dealer other than Party A is provided, the Requesting Party shall then have the option to either: (i) accept the arithmetic mean of the Market Quotations; or (ii) require the party to the Agreement that is not the Requesting Party (the "Non- Requesting Party") to assign, at the cost of the Non-Requesting Party, its rights and obligations under the Agreement to one of the Dealers providing Market Quotations; provided that (a) such assignment must be pursuant to documentation that is reasonably acceptable to the Requesting Party, and (b) the Requesting Party must receive such opinions and assurances as it reasonably requests in connection with such assignment.

         In the event that no other Market Quotations are obtained, Party A may be the sole source of Market Quotations, so long as its calculations are made on the basis of a hypothetical transaction of like terms but with a notional amortization as set forth on Schedule A hereto and an option to reduce the notional to a substantially faster notional amortization.

         For purposes of this Section:

     "Dealer" means a leading dealer in the relevant markets (and may include Party A).

                  "Dealer Certification" means a certificate, executed by a Dealer, representing that: (i) the Dealer is qualified and authorized to enter into an assignment of the Agreement; (ii) the Dealer has reviewed the terms of the Agreement in full and has provided a bid on the basis of such terms; and
(iii) upon the request of the Requesting Party, the Dealer will accept an assignment of the Non-Requesting Party's rights and obligations under the Agreement in exchange for or by payment of the amount of its bid.

                  "Requesting Party" means: (i) Party B in the case of an Event of Default where Party A is the Defaulting Party or a Termination Event where Party A is the Affected Party; and (ii) Party A in the case of an Event of Default where Party B is the Defaulting Party or a Termination Event where Party B is the Affected Party.

4.       Account Details.

Payments to Party A:

                  Name:  Bank of America, N.A.
                  ABA#:  026009593
                  G/L:  6550219386
                  Attn.:  Derivative Operations

Payments to Party B:

                  Name:  Bank One, NA
                  City:  Chicago
                  ABA#:  071000013
                  Account:  10-43256
                  Further Credit To:  CNH Equipment Trust 2001-A
                  Further Credit To:  205148-000
                  Attn.:  Keith Richardson (ext. 6-9730)

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by either returning this Confirmation in person or via telecopier to the attention of Brian Zwerner, Fax No. (312) 453-2787; Telephone No. (312) 234-2787. Failure to respond within such period shall not affect the validity or enforceability of this Swap Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Yours sincerely,

BANK OF AMERICA, N.A.



By:      /s/ Roger Heintzelman
         -------------------------------
         Name:  Roger Heintzelman
         Title: Vice President

Confirmed as of the date above:

CNH EQUIPMENT TRUST 2001-A

By       The Bank of New York,
         not in its individual capacity but solely as Trustee



By:      /s/ Erwin Soriano
         ---------------------------------
         Name:  Erwin Soriano
         Title: Assistant Treasurer